                              EXHIBIT 99.1 TO FORM 4

EW HEALTHCARE PARTNERS FUND 2, L.P.:
------------------------------------

Transaction Date       Shares Acquired       Shares Beneficially Owned
----------------       ---------------       -------------------------

January 13, 2021              2,947                  602,800
January 14, 2021              3,690                  606,490
January 15, 2021              310                    606,800
January 26, 2021              628                    607,428
January 27. 2021              2,033                  609,461
January 28, 2021              5,673                  615,154
January 29, 2021              3,156                  618,290
February 1, 2021              455                    618,745
February 4, 2021              1,398                  620,143
---------------               -----                  --------
TOTAL                         20,290                 620,143

EW HEALTHCARE PARTNERS FUND 2-A, L.P.:
--------------------------------------

Transaction Date       Shares Acquired       Shares Beneficially Owned
----------------       ---------------       -------------------------

January 13, 2021              4,055                  879,495
January 14, 2021              5,385                  884,880
January 15, 2021              453                    885,333
January 26, 2021              916                    886,249
January 27. 2021              2,967                  889,216
January 28, 2021              8,277                  897,493
January 29, 2021              4,604                  902,097
February 1, 2021              664                    902,761
February 2, 2021              250                    903,011
February 4, 2021              1,424                  904,435
---------------               -----                  --------
TOTAL                         28,995                 904,435